Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS FOR
FISCAL 2008 FIRST QUARTER

Cleveland, Ohio — January 24, 2008 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2008 first quarter ended December 31, 2007.

First Quarter Fiscal 2008 Results

Net sales of $38.4 million for the first quarter of fiscal 2008 decreased $2.6 million, or six percent, from net sales of $41.0 million in last year’s first quarter. Sales outside of the Americas represented 77 percent of total sales for the first quarter of fiscal 2008. A weaker U.S. dollar caused approximately a three percentage point increase in sales compared to the prior year. Sequentially, sales increased six percent compared to the fourth quarter of fiscal 2007.

The Company reported net income for the first quarter of fiscal 2008 of $0.9 million, or $0.05 per share compared to net income of $3.1 million, or $0.19 per share for the first quarter of fiscal 2007. Earnings before taxes were $1.0 million for the first quarter of fiscal 2008 versus $3.1 million in the prior year’s first quarter. The decrease in earnings before taxes was primarily the result of lower sales volume, lower gross margins and increased investment in new product development. Selling, general and administrative costs in the first quarter of fiscal 2008 decreased from the first quarter of last year. Last year’s selling, general and administrative costs included costs of $0.9 million pre-tax associated with the stock option investigation and litigation.

The Company recorded tax expense of $0.1 million during the first quarter of fiscal 2008 at an effective tax rate of ten percent compared to an effective tax rate of less than one percent during the first quarter of fiscal 2007. During the first quarter of fiscal 2008, the Company recorded a favorable discrete tax adjustment of $0.2 million, or $0.01 per share, for research tax credits which resulted in a rate lower than the statutory rate for the quarter. Last year’s first quarter effective tax rate included the result of a favorable discrete tax adjustment of $0.9 million, or $0.05 per share, associated with the retroactive application of research tax credits that had previously expired.

Orders of $40.6 million for the first quarter increased ten percent from last year’s first quarter orders of $36.9 million. Geographically, orders increased two percent in the Americas, increased one percent in Asia, and increased 33 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers decreased approximately five percent, orders from wireless communications customers increased approximately 30 percent, orders from precision electronic component/subassembly manufacturers decreased approximately five percent, and research and education customer orders increased approximately 40 percent compared to the prior year’s first quarter. For the first quarter, semiconductor orders comprised approximately 25 percent of the total, wireless communications orders were approximately 20 percent, precision electronic component/subassembly manufacturers orders were approximately 20 percent, and research and education orders made up about 30 percent.

Sequentially, orders increased 19 percent compared to the fourth quarter of fiscal 2007. Order backlog increased $3.2 million during the quarter to $17.7 million at December 31, 2007.

“We are encouraged by the interest that our recently introduced products have generated and are looking forward to the opportunities on the horizon,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “Our objective with our recent product launches and with the introductions yet to come is to create a set of measurement capabilities that in many respects re-imagines the test and measurement experience for our customers. As we introduce capabilities that extend our current portfolio, we are able to offer a broader, more compelling array of inter-related products to the market, providing our customers with the critical tools they need throughout the research-to-production continuum.”

The Company used $1.9 million in cash from operations during the quarter. Cash and short-term investments decreased by $6.2 million to $39.0 million at December 31, 2007. Total debt was $0.4 million at December 31, 2007. Inventory of $15.7 million increased $1.0 million from September 30, 2007. Turns were 4.2 at December 31, 2007, versus 4.6 both a year ago and at September 30, 2007. Trade receivables were $20.5 million, up $2.2 million from September 30, 2007. Days sales outstanding were 49 at December 31, 2007, versus 52 a year ago, and 50 at September 30, 2007.

Stock Buyback Program

During the first quarter of fiscal 2008, the Company repurchased 241,400 shares for $2.4 million at an average cost of $9.80 per share under the terms of the Company’s previously announced stock repurchase program. During the period beginning January 1, 2008 through January 18, 2008, the Company repurchased an additional 62,700 shares. As of January 18, 2008, the Company has repurchased 455,100 shares for $4.5 million at an average cost of $9.87 per share, of the 2,000,000 Common Shares that may be purchased through February 2009.

Operations Outlook

“We are committed to building a Company capable of producing superior financial results. We look to sales growth derived from a more powerful, broader, inter-related product line as the principal means by which we will be able to meet this commitment. We are confident in our strategy, the strength of our measurement platforms, and the growth prospects for the applications we have chosen to target. Our current insight into the semiconductor industry indicates their 2008 capital spending for production applications will soften from 2007 levels; however, we expect to achieve order growth driven in large part by the new products we have introduced and will continue to introduce,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the second quarter of fiscal 2008, which will end March 31, 2008, to range between $37 and $43 million. Results are expected to range from a slight loss to pre-tax earnings in the single digits as a percentage of net sales. The Company expects new product development costs for the second quarter of fiscal 2008 to increase slightly from the levels experienced during the first quarter of fiscal 2008. The Company expects the effective tax rate for the remainder of fiscal 2008 to approximate the statutory rate, assuming U.S. Congress does not enact legislation to restore research and development credits. The rate will fluctuate based on actual results.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release that are not historical facts, including those relating to orders, sales, earnings, and spending are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to effectively manage outsourcing arrangements without disruption to demand schedules or quality standards; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to maintain planned cost savings initiatives without adversely affecting the Company’s product development program; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Thursday, January 24, 2008, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,
	2007		2006
NET SALES	$38,438	100.0%	$41,026	100.0%
Cost of goods sold	15,734	40.9	16,112	39.3

Gross profit	22,704	59.1	24,914	60.7
Selling, general and administrative expenses	16,061	41.8	16,643	40.6
Product development expenses	6,163	16.0	5,746	14.0

Operating income	480	1.3	2,525	6.1
Investment income	528	1.4	578	1.4
Interest expense	(20)	(0.1)	(18)	(0.0)

Income before income taxes	988	2.6	3,085	7.5
Income tax expense	99	0.3	10	0.0

NET INCOME	$889	2.3%	$3,075	7.5%

Basic earnings per share	$0.06		$0.19

Diluted earnings per share	$0.05		$0.19

Cash dividends per Common Share	$.0375		$.0375

Cash dividends per Class B Common Share	$.0300		$.0300

Weighted average number of shares outstanding – Diluted (000)	16,221		16,345

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	December 31, 2007	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$10,970	$12,888
Short-term investments	28,019	32,340
Refundable income taxes	643	136
Accounts receivable and other, net of allowances	21,794	19,510
Inventory	15,667	14,675
Other current assets	6,575	5,987

Total current assets	83,668	85,536
Property, plant and equipment, net	13,909	13,699
Other assets	49,911	47,171

Total assets	$147,488	$146,406

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$449	$799
Accounts payable	8,567	8,018
Other current liabilities	10,849	13,463

Total current liabilities	19,865	22,280
Long-term debt	—	—
Other long-term liabilities	15,782	11,102
Shareholders’ equity	111,841	113,024

Total liabilities and shareholders’ equity	$147,488	$146,406